Exhibit 99

Contacts:

Martin O'Grady	James Costin
Executive Vice President, Chief Financial Officer	Group Financial Controller and Director of Investor Relations
Tel: +44 20 3117 1333	Tel: +44 20 3117 1325
E: martin.ogrady@belmond.com	E: james.costin@belmond.com

FOR IMMEDIATE RELEASE
August 8, 2018

BELMOND LTD. REPORTS SECOND QUARTER 2018 RESULTS; REAFFIRMS FULL-YEAR 2018 ADJUSTED EBITDA GUIDANCE

▪	Net loss attributable to Belmond Ltd. of $1.5 million, compared with net loss of $4.9 million for prior-year quarter

▪	Adjusted net earnings from continuing operations of $19.4 million, compared with adjusted net earnings of $19.7 million for prior-year quarter

▪	Adjusted EBITDA of $51.4 million up 11%, compared to adjusted EBITDA of $46.3 million for prior-year quarter.

▪	Reaffirms Full-Year adjusted EBITDA guidance of $140 million to $150 million.

▪	Same store revenue per available room (“RevPAR”) up 5% from prior-year quarter; flat in constant currency.

HAMILTON, BERMUDA - August 8, 2018. Belmond Ltd. (NYSE: BEL) (the “Company”), owners, part-owners or managers of 46 luxury hotel, restaurant, train and river cruise properties, which operate in 24 countries, today announced its results for the second quarter ended June 30, 2018.

Roeland Vos, president and chief executive officer, remarked: "We delivered another solid operating performance in the second quarter of 2018. While constant currency RevPAR came in at the low end of the range we had targeted, adjusted  EBITDA grew 6% versus the prior-year period, or 11% on a reported basis.

Belmond Ltd., Canon’s Court, 22 Victoria Street, P.O. Box HM1179, Hamilton HM EX, Bermuda
investor.belmond.com

We successfully commenced the start of the peak summer season in Europe, delivering strong year-over-year growth at our Italian portfolio, and driving notable gains at our North American properties. Our owned trains have continued to perform well, and as a result of capital reinvestment and improved commercial management, we achieved exceptional revenue and EBITDA growth in the second quarter at our Venice Simplon-Orient-Express train.

Excluding the three properties that were closed for part or all of the period and the acquisition of Castello di Casole, we grew portfolio revenue by 7% in US dollar terms and 2% in constant currency. We expect this rate of growth to accelerate further, propelled by our targeted marketing initiatives focused on driving online bookings.

Overall, I am pleased with our results in the second quarter. The underlying performance of our global business has proven to be strong, despite headwinds in certain local markets, and today's results leave us well positioned as we turn into the seasonally significant third quarter.

We will keep building upon the momentum we have generated. We are focused on maximizing the returns from the building blocks we have put in place as part of our strategic plan, and we are increasingly confident that these efforts will come together towards a successful third quarter. I am particularly encouraged by the performance of Belmond Castello di Casole since we took over management responsibility in May, and we will continue to drive further operational advancements now that it is under the Belmond umbrella.

Looking ahead, we expect to achieve growth consistent with our previous guidance range for full-year 2018 same store, constant currency RevPAR of 2% to 6%, with additional revenue upside in our trains and cruises businesses, and adjusted EBITDA of between $140 million and $150 million, representing 13% to 21% growth over last year.”

Second Quarter 2018 Operating Results

Revenue for the second quarter of 2018 was $171.6 million, a $5.7 million increase from revenue for the second quarter of 2017. In constant currency, revenue for the second quarter of 2018 decreased by $1.3 million from the second quarter of 2017 due to declines at Belmond La Samanna, St. Martin, French West Indies, and Belmond Cap Juluca, Anguilla, British West Indies, which were both closed in the second quarter of 2018 and '21' Club, New York, which was also closed for part of the second quarter of 2018. Together these properties contributed a revenue decline of $8.9 million in the second quarter of 2018. These drops were offset by year-over-year increases at Venice Simplon-Orient-Express, which has continued to have a very strong year as it benefits from recent capital improvements and the introduction of dynamic pricing; the addition of Belmond Castello di Casole, Tuscany, Italy, in the first quarter; and other Italian properties that have seen significant rate growth as a result of enhanced revenue management initiatives and have also benefited from recent capital investment and the addition of new keys. Excluding the impact of the three closed properties and the acquisition of Belmond Castello di Casole, revenue across the rest of the portfolio increased by $3.4 million or 2% over the second quarter of 2017.

Net losses attributable to Belmond Ltd. for the second quarter of 2018 were $1.5 million ($0.02 per common share), which compared to net losses attributable to Belmond Ltd. of $4.9 million ($0.05 per common share) for the second quarter of 2017. The increase is due to an improvement in underlying performance and an insurance gain of $11.9 million recorded in the second quarter of 2018 offset by a non-cash impairment charge of $7.1 million at the Company's  businesses in Myanmar and a cost of $15.0 million to restructure the Company's labor force at Belmond La Samanna.

Adjusted net earnings from continuing operations for the second quarter of 2018 were $19.4 million ($0.19 per common share), compared to adjusted net earnings from continuing operations of $19.7 million ($0.19 per common share) for the second quarter of 2017.

Same store RevPAR for owned hotels for the second quarter of 2018 increased 5% from the prior-year quarter. On a constant currency basis, same store RevPAR for owned hotels was flat to the prior-year quarter as a result of a two percentage point decrease in occupancy offset by a 4% increase in average daily rate ("ADR").

Adjusted EBITDA for the second quarter of 2018 was $51.4 million up 11%, compared to an adjusted EBITDA of $46.3 million for the second quarter of 2017. In constant currency, adjusted EBITDA for the second quarter of 2018 was up $2.8 million compared to the second quarter of 2017.

Recent Company Highlights

•
Assumes management of Belmond Castello di Casole - On May 14, 2018, the Company assumed management control of the Belmond Castello di Casole resort and estate in Tuscany, Italy, having acquired the emblematic resort in February for approximately €39 million ($48 million), as part of its strategic footprint expansion plan. The property is the latest addition to Belmond’s family of ‘Italian Icons’, which includes Belmond Hotel Cipriani, in Venice, and Belmond Hotel Splendido, in Portofino and consolidates the Company's position as the leader in luxury travel experiences in Italy’s most exceptional locations. Starting in 2018, the Company expects to invest €7.3 million ($9.0 million) in a phased refurbishment of the hotel, including the addition of two new villas, over four years, bringing the resort’s total key count to 41. Over that same time period the Company intends to sell 14 remaining land plots on the estate for approximately $25 million, to reduce its net investment in the hotel property.

•
Launches two new barges to expand Belmond Afloat in France fleet - In June, the Company introduced two new luxury boats joining the fleet of luxury barges, Belmond Afloat in France. Having been established on France's picturesque canals for more than 20 years, demand for Belmond's existing 'Afloat in France' fleet has steadily increased. The four to twelve-berth boats stand apart for their design quality, on-board service, and exclusive tours. In time for the 2018 Summer season, Belmond Lilas (launching August 2018) and Belmond Pivoine (launched May 2018) will take guests to two highly sought-after new regions, Alsace and Champagne. Six-night itineraries feature private visits to family-owned vineyards and breweries and spectacular Châteaux.

•
Refinanced debt secured on Belmond Charleston Place, South Carolina - On June 22, 2018, the Company refinanced a $112.0 million loan secured on Belmond Charleston Place. The loan was increased to $160.0 million and the maturity was extended to June 2021. The lenders and other terms of the loan were unchanged. Proceeds from the additional borrowing were used to repay  the outstanding balance on the revolving credit facility in July, providing additional liquidity to support future growth plans.

•
Termination of purchase rights - As previously disclosed, Mr. James B. Sherwood, the founder, Chairman Emeritus and a former director of the Company held certain purchase rights in respect of the Belmond Hotel Cipriani, including a right of first refusal in the case of a sale of the hotel and a purchase option for the hotel in the event of a change in control of the Company. On July 6, 2018, the Company entered into an agreement with Mr. Sherwood to terminate these purchase rights in exchange for a cash payment of $3.0 million, payable over a period of two years in three instalments. Moreover, in the event of a sale of the hotel or a change in control of the Company within a ten year period following execution of the agreement, the Company would pay to Mr. Sherwood $10.0 million if such an event happens within a year of the agreement, stepping down by $1.0 million a year to zero after 10 years. The agreement further provides that Mr. Sherwood would receive a payment of $25 million, less any payments already made under the agreement, and no additional payments would be due to him under the agreement, in the event of either (i) a public offer for the Company being made within six months after the execution of the agreement and a change of control completing within six months of the offer being made or (ii) a sale of the hotel within one year after the execution of the agreement.

Second Quarter 2018 Business Unit Results

Owned hotels:

Europe:
For the second quarter of 2018, revenue from owned hotels for the region was $84.6 million, an increase of $12.5 million or 17% from $72.1 million for the second quarter of 2017. In constant currency, revenue for the region for the second quarter of 2018 increased $6.2 million or 8% from the prior year quarter due to growth across the majority of the portfolio with the exception of Belmond Hotel Cipriani, which is in a non-Biennale year. The growth included revenue of $4.2 million at Belmond Castello di Casole, which was acquired in the first quarter, and was opened under a Belmond flag in May.

In constant currency, same store RevPAR for owned hotels in the region increased 2% from the prior-year quarter as a result of an 8% increase in ADR offset by a 4 percentage point decrease in occupancy.

Adjusted EBITDA for the region for the quarter was $35.1 million, up 14% compared to $30.9 million for the second quarter of 2017. In constant currency, adjusted EBITDA for the region for the second quarter of 2018 increased $1.1 million or 3% from the prior year quarter led by the Italian properties with the exception of Belmond Hotel Cipriani in a non-Biennale year.

North America:
Revenue from owned hotels for the second quarter of 2018 was $34.3 million, down $8.1 million or 19% from $42.4 million for the second quarter of 2017. In constant currency, revenue for the region for the second quarter of 2018 also decreased $8.1 million from the prior-year quarter. The decrease is attributable to a $5.0 million fall in revenue at Belmond La Samanna, and a $0.9 million fall at Belmond Cap Juluca, which were both closed for the entire quarter following damage sustained from the 2017 hurricanes that hit the region, and a fall of $3.0 million at '21' Club, which was closed for part of the quarter following water damage from burst pipes in January. This decline was offset by improvements against the prior-year period of $1.0 million at Belmond Charleston Place, as the property continues to benefit from recent capital investment and the ongoing popularity of the city; and a $0.6 million improvement at Belmond El Encanto, Santa Barbara, which faced reduced competition as two competitor hotels remained closed after the 2017 mudslides that occurred in the area.

In constant currency, same store RevPAR for owned hotels in the region increased 2% from the prior-year quarter due to occupancy that was flat year-over-year and a 2% increase in ADR.

Adjusted EBITDA for the region for the quarter was $10.4 million, an increase of $0.7 million or 7% from $9.7 million for the second quarter of 2017. In constant currency, adjusted EBITDA for the region for the second quarter of 2018 also increased $0.7 million or 7% due to increases of $0.6 million at Belmond Charleston Place and $0.3m at Belmond El Encanto for the reasons described above, offset by a decline of $0.7 million at Belmond Maroma Resort & Spa, Riviera Maya, Mexico. Operating losses of $2.4 million at Belmond La Samanna and $1.3 million at Belmond Cap Juluca have been added back to adjusted EBITDA for the second quarter of 2018 while the properties are closed for renovation. Also recorded in the second quarter of 2018 at Belmond La Samanna and excluded from the calculation of adjusted EBITDA are an insurance gain of $11.2 million following settlements of the claim for property damage and business interruption following the hurricanes that hit the Caribbean in September 2017 and a charge of $15.0 million for the restructuring of the labor force at that hotel.

Rest of world:
Revenue from owned hotels for the second quarter of 2018 was $22.3 million, a decrease of $3.6 million or 14% from $25.9 million for the second quarter of 2017. In constant currency, revenue for the second quarter of 2018 decreased $2.2 million or 9% from the prior year quarter, principally as a result of a $1.9 million decrease in revenue at Belmond Mount Nelson, Cape Town, South Africa, and $1.0 million decrease at Belmond's three safari camps in Botswana, both of which have been impacted by the negative press around the potential water crisis in Cape Town. This was offset by an increase in revenue of $1.3 million at Belmond Hotel das Cataratas, Iguassu Falls, Brazil, which saw a 10 percentage point increase in occupancy following positive media coverage of the destination and a weaker Brazilian real that also made the destination more attractive.

In constant currency, same store RevPAR for owned hotels in the region decreased 10% from the prior-year quarter as a result of a two percentage point decrease in occupancy and 5% decrease in ADR.

Adjusted EBITDA for the region for the quarter was $0.2 million compared to $2.4 million for the prior-year quarter. In constant currency, adjusted EBITDA for the region decreased by $2.1 million from the prior-year quarter as a result of a $1.6 million decrease at Belmond Mount Nelson due to the coverage of the potential water crisis during the important second quarter booking window and a $0.5 million decrease at Belmond Copacabana Palace, Rio de Janeiro, Brazil, where the city has continued to experience reduced demand, along with a $0.4 million decrease in revenue across our Asian portfolio. These declines are offset by a $0.4 million increase in adjusted EBITDA at Belmond Hotel das Cataratas.

Owned trains & cruises:
Revenue for the second quarter of 2018 was $26.9 million, up $5.1 million or 23% from $21.8 million for the second quarter of 2017. In constant currency, revenue increased $3.1 million or 13%. Excluding Northern Belle that was sold last year, revenue was up $4.7 million or 21% over the second quarter of 2017. The increase is driven by Venice Simplon-Orient-Express which has continued a very strong year as it benefits from recent capital improvements and the introduction of dynamic pricing.

Adjusted EBITDA for the quarter was $7.4 million, an increase of $3.2 million or 76% from the second quarter of 2017. In constant currency, adjusted EBITDA for the segment increased by $2.6 million or 55% primarily driven by growth from the Venice Simplon-Orient-Express and the cessation of the Company's loss making Orcaella lease in the prior year.

Management fees:
Adjusted EBITDA from management fees for the second quarter of 2018 was $4.3 million, a decrease of $0.1 million or 2% from $4.4 million for the second quarter of 2017.

Share of pre-tax earnings from unconsolidated companies:
Adjusted share of pre-tax earnings from unconsolidated companies for the second quarter of 2018 was $5.5 million, an increase of $0.2 million compared to $5.3 million for the second quarter of 2017 due to an improved operating performance at the Peruvian hotel joint venture.

Central overheads:
For the second quarter of 2018, adjusted central overheads of $8.1 million were $0.9 million higher than adjusted central overheads of $7.2 million in the prior-year quarter, mainly due to increased development and other corporate headcount to support the Company's strategic growth plan.

Impairment of goodwill, property, plant and equipment and other assets
In the second quarter of 2018, the Company recorded impairment charges totaling $7.1 million across its two businesses in Myanmar. The impairment was triggered by the financial performance of the businesses following reduced visitor arrivals to the country.

Investments

During the second quarter of 2018, the Company invested a total of $52.3 million in its portfolio, including $31.6 million on the refurbishment of Belmond Cap Juluca; $4.4 million on the refurbishment of Belmond La Samanna; $2.7 million on the refurbishment and addition of new suites at Belmond Hotel Splendido; $1.9 million at Belmond Grand Hotel Europe, St. Petersburg, Russia primarily for renovation of its deluxe rooms; $1.4 million at Belmond Hotel Caruso, Amalfi Coast, Italy for the renovation of and conversion of the stand-alone, Villa Margarita, into two one-bedroom suites; $1.1 million at each of Belmond Villa San Michele, Florence, Italy for refurbishment of rooms and public areas; and $1.1 million on the full refurbishment of Belmond Savute Elephant Lodge, Chobe Reserve, Botswana.

Balance Sheet

Following the refinancing of our Charleston Place facility, at June 30, 2018, the Company had total debt of $784.5 million and cash balances of $169.3 million, resulting in net debt of $615.2 million and a ratio of net debt to trailing-twelve-month adjusted EBITDA of 4.8 times. This compared to net debt of $610.5 million and a ratio of net debt to trailing-twelve-month adjusted EBITDA of 5.0 times at March 31, 2018.

Outlook

The Company is providing the following guidance for the third quarter and full year 2018:

	Third Quarter 2018	Full Year 2018

Same store worldwide owned hotel RevPAR growth guidance (1)

On a constant currency basis	3% - 7%	2% - 6%
In U.S. dollars	3% - 7%	2% - 6%

Statement of operations guidance ($ millions)
(Losses)/earnings from continuing operations		$(10.8)-$8.2
Adjusted EBITDA (2)		$140.0 - $150.0

Depreciation and amortization (3)	$15.2 - $16.2	$61.2 - $63.2
Interest expense	$8.3 - $9.3	$33.0 - $35.0
Tax expense (4)	$20.3 - $21.3	$13.4 - $16.4

Cash flow guidance ($ millions)

Cash interest expense	$8.5 - $9.5	$32.8 - $34.8
Cash tax expense (5)	$5.3 - $6.3	$18.0 - $20.0
Scheduled loan repayments	$1.3 - $1.7	$5.7 - $6.7

The Company’s guidance as provided above is based on its current expectations, beliefs and assumptions regarding future developments, and is subject to a number of uncertainties and risks outside the Company’s control that could cause the Company’s guidance to change. Accordingly, there can be no assurance that the Company will achieve these results.

(1) Projected same store RevPAR growth for the third quarter ending September 30, 2018 and full year ending December 31, 2018 excludes the operations of Belmond Castello di Casole, which was acquired in February 2018, Belmond Cap Juluca, which was acquired in May 2017, Belmond La Samanna, which is closed for refurbishment following Hurricanes Jose and Irma in September 2017 and Belmond Savute Elephant Lodge, Chobe Reserve, Botswana which was closed for refurbishment from November 2017 to June 2018.

(2) The Company's policy is to provide adjusted EBITDA guidance solely on a full year basis.

(3) Projected depreciation and amortization expense for the third quarter ending September 30, 2018 and full year ending December 31, 2018 includes forecast accelerated depreciation related to expected renovations at the Company's properties.

(4) Tax expense guidance includes the Company's share of provision for income taxes of unconsolidated companies.

(5) Cash tax expense guidance does not include the Company's share of provision for income taxes of unconsolidated companies.

BELMOND LTD.
EARNINGS RELEASE SCHEDULES
TABLE OF CONTENTS

Statements of Condensed Consolidated Operations	9
Segment Information - Revenue and Adjusted EBITDA	10
Summary of Operating Information for Owned Hotels	11
Condensed Consolidated Balance Sheets	12
Reconciliations - Adjusted EBITDA and Outlook Adjusted EBITDA	13
Reconciliations - Adjusted Net Earnings / (Losses) and Adjusted Share of Pre-Tax Earnings from Unconsolidated Companies	14
Net Debt to Adjusted EBITDA	15

BELMOND LTD.
STATEMENTS OF CONDENSED CONSOLIDATED OPERATIONS
(Unaudited)

$ millions – except per share amounts	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017

Revenue	171.6	165.9	261.3	260.7

Expenses:
Cost of services	78.3	66.8	121.3	112.8
Selling, general and administrative	69.5	73.7	125.8	124.8
Depreciation and amortization	14.8	15.1	30.7	28.8
Impairment of goodwill	2.2	—	2.2	—
Impairment of property, plant and equipment and other assets	4.9	8.2	4.9	8.2

Total operating costs and expenses	169.7	163.8	284.9	274.6

Gain on disposal of property, plant and equipment	0.2	0.2	0.3	0.3
Other operating income	11.9	—	13.0	—

Earnings/(losses) from operations	14.0	2.3	(10.3)	(13.6)

Interest income	0.2	0.2	0.5	0.3
Interest expense	(8.4)	(7.9)	(16.5)	(15.5)
Foreign currency, net	(3.6)	(1.0)	(3.6)	(1.2)

Earnings/(losses) before income taxes and earnings from unconsolidated companies, net of tax	2.2	(6.4)	(29.9)	(30.0)

(Provision for)/benefit from income taxes	(7.1)	(2.1)	8.6	3.1

Losses before earnings from unconsolidated companies, net of tax	(4.9)	(8.5)	(21.3)	(26.9)

Earnings from unconsolidated companies, net of tax provision of $2.1, $1.8, $2.7 and $2.0	3.4	3.5	4.8	3.9

Losses from continuing operations	(1.5)	(5.0)	(16.5)	(23.0)

Net (losses)/earnings from discontinued operations, net of tax provision of $Nil, $Nil, $Nil and $Nil	—	0.1	—	0.1

Net losses	(1.5)	(4.9)	(16.5)	(22.9)

Net losses/(earnings) attributable to non-controlling interests	—	—	—	(0.1)

Net losses attributable to Belmond Ltd.	(1.5)	(4.9)	(16.5)	(23.0)

EPS attributable to Belmond Ltd.	(0.02)	(0.05)	(0.16)	(0.23)
Weighted average number of shares – millions	102.76	102.15	102.59	102.01

BELMOND LTD.
SEGMENT INFORMATION
(Unaudited)

$ millions	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017

Revenue

Owned hotels
- Europe	84.6	72.1	100.6	84.1
- North America	34.3	42.4	63.5	82.3
- Rest of world	22.3	25.9	59.7	61.8
Total owned hotels	141.2	140.4	223.8	228.2
Owned trains & cruises	26.9	21.8	31.5	26.9
Management fees	3.5	3.7	6.0	5.6

Revenue	171.6	165.9	261.3	260.7

Adjusted EBITDA

Owned hotels
- Europe	35.1	30.9	25.1	22.8
- North America	10.4	9.7	20.1	19.6
- Rest of world	0.2	2.4	10.5	12.4
Total owned hotels	45.7	43.0	55.7	54.8
Owned trains & cruises	7.4	4.2	3.2	(0.1)
Management fees	4.3	4.4	7.1	6.8
Share of pre-tax earnings from unconsolidated companies	5.5	5.3	7.5	5.9
	62.9	56.9	73.5	67.4

Central overheads	(8.1)	(7.2)	(16.2)	(14.8)
Share-based compensation	(2.0)	(2.0)	(3.3)	(3.6)
Central marketing costs	(1.4)	(1.4)	(4.8)	(3.1)

Adjusted EBITDA	51.4	46.3	49.2	45.9

BELMOND LTD.
SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017

Room Nights Available
Europe	88,783	84,278	133,611	127,318
North America	56,966	67,228	113,306	131,398
Rest of world	92,634	93,546	183,894	186,426
Worldwide	238,383	245,052	430,811	445,142

Room Nights Sold
Europe	57,830	57,811	78,406	76,288
North America	42,475	47,721	81,835	91,704
Rest of world	41,722	44,523	99,395	101,177
Worldwide	142,027	150,055	259,636	269,169

Occupancy
Europe	65%	69%	59%	60%
North America	75%	71%	72%	70%
Rest of world	45%	48%	54%	54%
Worldwide	60%	61%	60%	60%

ADR (in U.S. dollars)
Europe	909	784	770	671
North America	430	443	429	454
Rest of world	306	341	371	379
Worldwide	589	544	510	488

RevPAR (in U.S. dollars)
Europe	592	537	452	402
North America	321	315	310	317
Rest of world	138	162	201	206
Worldwide	351	333	307	295

Same Store RevPAR (in U.S. dollars) (1)
Europe	597	537	451	402
North America	321	314	310	292
Rest of world	137	160	201	205
Worldwide	349	334	306	287

Same Store RevPAR (% change)	U.S. dollar	Constant currency	U.S. dollar	Constant currency
Europe	11%	2%	12%	3%
North America	2%	2%	6%	6%
Rest of world	(14)%	(10)%	(2)%	(2)%
Worldwide	5%	—%	7%	3%

(1) Same store RevPAR data for three and six months ending June 30, 2018 and June 30, 2017 excludes the operations of Belmond Castello di Casole, which was acquired in February 2018, Belmond Cap Juluca, which was acquired in May 2017, Belmond La Samanna, which is closed for refurbishment following Hurricanes Jose and Irma in September 2017 and Belmond Savute Elephant Lodge which was closed for refurbishment from November 2017 to June 2018.

BELMOND LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

$ millions	June 30, 2018	December 31, 2017

Assets
Cash	160.9	180.2
Restricted cash	7.4	3.1
Accounts receivable	61.0	34.4
Due from unconsolidated companies	14.8	12.8
Prepaid expenses and other	14.0	13.3
Inventories	22.1	23.1

Total current assets	280.2	266.9

Property, plant & equipment, net of accumulated depreciation	1,228.1	1,168.0
Investments in unconsolidated companies	65.0	64.6
Goodwill	115.6	120.2
Other intangible assets	21.2	19.8
Other assets	17.1	14.1

Total assets (1)	1,727.2	1,653.6

Liabilities and Equity
Accounts payable	18.4	15.8
Accrued liabilities	99.2	79.5
Deferred revenue	54.4	32.8
Current portion of long-term debt and capital leases	6.4	6.4

Total current liabilities	178.4	134.5

Long-term debt and obligations under capital leases	778.1	700.8
Liability for pension benefit	0.3	0.7
Other liabilities	2.9	3.0
Deferred income taxes	98.4	115.4
Liability for uncertain tax positions	0.6	0.5

Total liabilities (2)	1,058.7	954.8

Shareholders’ equity	668.1	698.5
Non-controlling interests	0.4	0.3
Total equity	668.5	698.8

Total liabilities and equity	1,727.2	1,653.6

(1) Balance at June 30, 2018 includes $204.4 million (December 31, 2017 - $206.3 million) of assets of consolidated variable interest entities ("VIEs") that can only be used to settle obligations of the VIEs.

(2) Balance at June 30, 2018 includes $165.6 million (December 31, 2017 - $123.0 million) of liabilities of consolidated VIEs whose creditors have no recourse to Belmond Ltd.

BELMOND LTD.
RECONCILIATIONS - ADJUSTED EBITDA AND OUTLOOK ADJUSTED EBITDA
(Unaudited)

$ millions	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017

Adjusted EBITDA reconciliation:

Losses from continuing operations	(1.5)	(5.0)	(16.5)	(23.0)
Depreciation and amortization	14.8	15.1	30.7	28.8
Interest income	(0.2)	(0.2)	(0.5)	(0.3)
Interest expense	8.4	7.9	16.5	15.5
Foreign currency, net	3.6	1.0	3.6	1.2
Provision for/(benefit from) income taxes	7.1	2.1	(8.6)	(3.1)
Share of provision for income taxes of unconsolidated companies	2.1	1.8	2.7	2.0
	34.3	22.7	27.9	21.1

Insurance gains and deductibles	(11.2)	—	(11.2)	—
Labor restructuring cost	15.0	—	15.0	—
Net operating losses at two closed Caribbean properties	3.7	—	6.9	—
Other restructuring and special items	1.9	2.4	3.0	3.1
Acquisition-related costs (1)	0.8	13.2	0.8	13.8
Gain on disposal of property, plant and equipment	(0.2)	(0.2)	(0.3)	(0.3)
Impairment of goodwill, property, plant and equipment and other assets	7.1	8.2	7.1	8.2

Adjusted EBITDA	51.4	46.3	49.2	45.9

(1) Represents acquisition fees in relation to the purchase of Castello di Casole in February 2018 and Cap Juluca in May 2017.

$ millions	Twelve months ending December 31, 2018
	Low case	High case

Reconciliation of outlook adjusted EBITDA:

(Losses)/earnings from continuing operations	(10.8)	8.2
Depreciation and amortization	63.2	61.2
Net interest expense	35.0	33.0
Foreign currency, net	3.6	3.6
Provision for income taxes	8.2	9.7
Share of provision for income taxes of unconsolidated companies	5.2	6.7
	104.4	122.4
Insurance gains and deductibles	(11.2)	(11.2)
Net operating losses at two closed Caribbean properties	17.0	14.0
Labor restructuring cost	16.0	15.0
Other restructuring and special items	7.3	3.3
Gain on disposal of property, plant and equipment	(0.6)	(0.6)
Impairment of goodwill, property, plant and equipment and other assets	7.1	7.1

Adjusted EBITDA	140.0	150.0

BELMOND LTD.
RECONCILIATIONS - ADJUSTED NET EARNINGS / (LOSSES) AND ADJUSTED SHARE OF PRE-TAX
EARNINGS FROM UNCONSOLIDATED COMPANIES
(Unaudited)

$ millions – except per share amounts	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017

Adjusted net earnings reconciliation:

Losses from continuing operations	(1.5)	(5.0)	(16.5)	(23.0)
Insurance gains and deductibles	(11.2)	—	(11.2)	—
Labor restructuring cost	15.0	—	15.0	—
Net operating losses at two closed Caribbean properties	3.7	—	6.9	—
Other restructuring and special items	1.9	2.4	3.0	3.1
Acquisition-related costs (1)	0.8	13.2	0.8	13.8
Gain on disposal of property, plant and equipment	(0.2)	(0.2)	(0.3)	(0.3)
Impairment of goodwill, property, plant and equipment and other assets	7.1	8.2	7.1	8.2
Accelerated depreciation	1.0	—	2.4	—
Foreign currency, net (2)	3.6	1.1	3.6	1.2
Tax-related adjustments	—	—	(8.1)	—
Income tax effect of adjusting items (3)	(0.8)	—	(1.5)	—

Adjusted net earnings from continuing operations	19.4	19.7	1.2	3.0

EPS from continuing operations	(0.02)	(0.05)	(0.16)	(0.23)
Adjusted EPS from continuing operations	0.19	0.19	0.01	0.03
Weighted average number of shares (millions)	102.76	102.15	102.59	102.01

(1) Represents acquisition fees in relation to the purchase of Castello di Casole in February 2018 and Cap Juluca in May 2017.

(2) Non-cash item arising from the translation of certain assets and liabilities denominated in currencies other than the functional currency of the respective entity.

(3) Represents income tax effect of adjusting items by applying the applicable statutory tax rate to the adjusting items.

$ millions	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017

Adjusted share of pre-tax earnings from unconsolidated companies reconciliation:

Earnings from unconsolidated companies (1)	3.4	3.5	4.8	3.9
Share of provision for income taxes of unconsolidated companies	2.1	1.8	2.7	2.0

Adjusted share of pre-tax earnings from unconsolidated companies	5.5	5.3	7.5	5.9

(1) Represents the Company's share of earnings from unconsolidated companies.

BELMOND LTD.
NET DEBT TO ADJUSTED EBITDA
(Unaudited)

$ millions - except ratios	Twelve months ended and as at
	June 30, 2018	December 31, 2017

Cash
Cash and cash equivalents	160.9	180.2
Restricted cash (including $1.0 million and $0.8 million classified within long-term other assets on the balance sheet for 2018 and 2017, respectively)	8.4	3.9

Total cash	169.3	184.1

Total debt
Current portion of long-term debt and capital leases	6.4	6.4
Long-term debt and obligations under capital leases (1)	778.1	700.8

Total debt	784.5	707.2

Net debt	615.2	523.1

Adjusted EBITDA	127.3	124.0

Net debt / adjusted EBITDA	4.8	4.2

(1) Long-term debt is after the deduction of unamortized debt issuance costs and discount on secured term loans.

$ millions	For the twelve months ended June 30, 2018

Trailing twelve months adjusted EBITDA calculation:

Adjusted EBITDA for the twelve months ended December 31, 2017 (1)	124.0
Less: Adjusted EBITDA for the six months ended June 30, 2017	(45.9)
Plus: Adjusted EBITDA for the six months ended June 30, 2018	49.2

Adjusted EBITDA for the trailing twelve months	127.3

(1) As disclosed in the Company's 2017 earnings news release issued on February 26, 2018.

Conference Call
Belmond Ltd. will conduct a conference call on Thursday, August 9, 2018 at 10:00 a.m. EDT (3:00 p.m. BST). Participants may listen to a simultaneous webcast of the conference call by accessing the presentations and events section of the Company’s investor relations website at: investor.belmond.com/presentations-and-events.

Alternatively, participants may dial into the call by using any of the following telephone numbers: +1 866 966 1396 (U.S. toll free), +44 (0) 207 192 8000 (standard international access) or 0800 376 7922 (U.K. free phone). The conference ID number is 1882067. A re-play of the conference call will be available by telephone until 13:00 p.m. EDT on Thursday, August 16, 2018 and can be accessed by calling +1 866 331 1332 (U.S. toll free), +44 (0) 333 300 9785 (standard international access) or 0808 238 0667 (U.K. free phone). The conference ID number is 1882067. A replay will also be available on the Company’s investor relations website: investor.belmond.com.

About Belmond Ltd.
Belmond (belmond.com) is a global collection of exceptional hotel and luxury travel adventures in some of the world’s most inspiring and enriching destinations. Established over 40 years ago with the acquisition of Belmond Hotel Cipriani in Venice, its unique and distinctive portfolio now embraces 46 hotel, rail and river cruise experiences, excluding one scheduled for a 2018 opening in London, in many of the world’s most celebrated destinations. From city landmarks to intimate resorts, the collection includes Belmond Grand Hotel Europe, St. Petersburg; Belmond Copacabana Palace, Rio de Janeiro; Belmond Maroma Resort & Spa, Riviera Maya; and Belmond El Encanto, Santa Barbara. Belmond also encompasses safaris, seven luxury tourist trains, including the Venice Simplon-Orient-Express, and two river cruises. Belmond also operates ‘21’ Club, one of New York’s most storied restaurants. Further information on the Company can be found at investor.belmond.com.

Definitions
All references to constant currency, which is a non-GAAP measure, represent a comparison between periods excluding the impact of foreign exchange movements. The Company calculates these amounts by translating prior-year results at current-year exchange rates. The Company analyzes certain key financial measures on a constant currency basis to better understand the underlying results and trends of the business without distortion from the effects of currency movements.

Revenue per available room (“RevPAR”) is calculated by dividing room revenue by room nights available for the period. Same store RevPAR is a comparison of RevPAR based on the operations of the same units in each period, by excluding the effect of any hotel acquisitions in the period or major refurbishment where a property is closed for a full quarter or longer. The comparison also excludes the effect of dispositions (including discontinued operations) or closures. Management uses RevPAR and same store RevPAR to identify trend information with respect to room revenue and to evaluate the performance of a specific hotel or group of hotels in a given period.

Average daily rate ("ADR") is calculated by dividing room revenue by rooms sold for the period. Management uses ADR to measure the level of pricing achieved by a specific hotel or group of hotels in a given period.

Occupancy is calculated by dividing total rooms sold by total rooms available for the period. Occupancy measures the utilization of a hotel’s available capacity. Management uses occupancy to measure demand at a specific hotel or group of hotels in a given period.

Earnings before interest, taxes, depreciation and amortization ("EBITDA"), reflects earnings / (losses) from continuing operations excluding interest, foreign exchange (a non-cash item), tax (including tax on unconsolidated companies), depreciation and amortization.

Adjusted EBITDA is calculated by adjusting EBITDA for items such as restructuring and other special items such as leases and sales, acquisition-related costs, disposals of assets and investments, impairments, temporary closures and certain other items (some of which may be recurring) that management does not consider indicative of ongoing operations or that could otherwise have a material effect on the comparability of the Company's operations.

Adjusted net earnings / (losses) is calculated by adjusting earnings / (losses) from continuing operations for items such as foreign exchange (a non-cash item), leases and sales, acquisition-related costs, disposals of assets and investments, impairments, temporary closures, the tax effect of adjusting items and other one-off tax impacts, and certain other items (some of which may be recurring) that management does not consider indicative of ongoing operations or that could otherwise have a material effect on the comparability of the Company's operations.

Net debt is the sum of the Company’s current portion of long-term debt and capital leases and long-term debt and obligations under capital leases minus the sum of the Company’s cash, cash equivalents and restricted cash. The Company measures long-term debt after deducting unamortized debt issuance costs and discount on secured term loans.

Use of Non-GAAP Financial Measures
To supplement the Company's consolidated financial statements presented in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"), which are filed with the Securities and Exchange Commission ("SEC") as part of the Company's annual report on Form 10-K and interim reports on Form 10-Q, management analyzes the operating performance of the Company on the basis of adjusted EBITDA. Adjusted EBITDA is the measure used by the Company’s management team to assess the operating performance of the Company’s businesses. Adjusted EBITDA is also presented on a consolidated basis because management believes it helps our investors evaluate the Company’s profitability on a basis consistent with that of its operating segments. Adjusted EBITDA is also a financial performance measure commonly used in the hotel and leisure industry, although the Company’s EBITDA may not be comparable in all instances to that disclosed by other companies. Adjusted EBITDA should not be considered as an alternative to earnings from operations or net earnings under U.S. GAAP for purposes of evaluating the Company's operating performance as presented in the Company's consolidated financial statements filed with the SEC.

Adjusted EBITDA, when presented on a consolidated basis, including the items set forth in the Company's reconciliations tables, and adjusted net earnings / (losses) of the Company are non-GAAP financial measures and do not have any standardized meanings prescribed by U.S. GAAP. Adjusted EBITDA provides useful information to investors about the Company because it is not affected by non-operating factors such as leverage (affecting interest expense), tax positions (affecting income tax expense), the historical cost of assets (affecting depreciation expense) and the extent to which intangible assets are identifiable (affecting amortization expense). Adjusted EBITDA and adjusted net earnings / (losses) are unlikely to be comparable to similar measures presented by other companies, which may be calculated differently, and should not be considered as an alternative to net earnings or any other measure of performance prescribed by U.S. GAAP. Management considers adjusted EBITDA and adjusted net earnings / (losses) to be meaningful indicators of operations and uses them as measures to assess operating performance. Adjusted EBITDA and adjusted net earnings / (losses) are also used by investors, analysts and lenders as measures of financial performance because, as adjusted in the described manner, the measures provide a consistent basis on which the performance of the Company can be assessed from period to period. However, these measures are not intended to substitute for U.S. GAAP measures of Company performance as reflected in the Company's consolidated financial statements filed with the SEC.

EBITDA, adjusted EBITDA and adjusted net earnings / (losses) have limitations as analytical tools. Some of these limitations are: they do not reflect the Company’s cash expenditures or future requirements for capital expenditure or contractual commitments; they do not reflect changes in, or cash requirements for, the Company’s working capital needs; they do not reflect interest expense, or the cash requirements necessary to service interest or principal payments, on the Company’s debt; although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and adjusted EBITDA do not reflect any cash requirements for such replacements; and they are not adjusted for all non-cash income or expense items that are reflected in the Company’s statements of cash flows.

Cautionary Statements
This news release and related oral presentations by management contain, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding the Company's three-point growth strategy, future revenue, earnings, RevPAR, EBITDA and adjusted EBITDA, statement of operations and cash flow outlook, investment plans, debt refinancings, asset acquisitions, leases and sales, entry into third-party management contracts, operating synergies and revenue opportunities, operating systems, and benefits of the Company’s brand and similar matters that are not historical facts and therefore involve risks and uncertainties. These statements are based on management’s current expectations and beliefs regarding future developments, are not guarantees of performance and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may cause actual results, performance and achievements to differ from those express or implied in the forward-looking statements include, but are not limited to, those mentioned in the news release and oral presentations, our ability to execute and achieve our three-point growth strategy, future effects, if any, on the travel and leisure markets of terrorist activity and any police or military response, varying customer demand and competitive considerations, failure to realize expected hotel bookings and reservations and planned real estate sales as actual revenue, inability to sustain price increases or to reduce costs, rising fuel costs adversely impacting customer travel and the Company’s operating costs, fluctuations in interest rates and currency values, uncertainty of negotiating and completing any future asset acquisitions, leases, sales and third-party management contracts, debt refinancings, capital expenditures and acquisitions, inability to reduce funded debt as planned or to obtain bank agreement to any future requested loan agreement waivers or amendments, adequate sources of capital and acceptability of finance terms, possible loss or amendment of planning permits and delays in construction schedules for expansion projects, delays in reopening properties closed for repair or refurbishment and possible cost overruns, shifting patterns of tourism and business travel and seasonality of demand, adverse local weather conditions, possible challenges to the Company’s ownership of its brands, the Company’s reliance on technology systems and its development of new technology systems, changing global or regional economic conditions and weakness in financial markets which may adversely affect demand, legislative, regulatory and political developments (including the evolving political situation in Ukraine, Brazil, and Peru, and regional events in Myanmar, in the United Kingdom in respect of its withdrawal from the European Union and in the United States in respect of its evolving immigration and trade policies and the Tax Cuts and Jobs Act of 2017, and the resulting impact of these situations on local and global economies, exchange rates and on current and future demand), the threat or current transmission of epidemics, infectious diseases, and viruses, such as the Zika virus which may affect demand in Latin America, including the Caribbean, and elsewhere, and possible challenges to the Company’s corporate governance structure. Further information regarding these and other factors that could cause management’s current expectations and beliefs not to be realized is included in the filings by the Company with the U.S. Securities and Exchange Commission. Except as otherwise required by law, the Company undertakes no obligation to update or revise publicly any forward-looking statement, whether due to new information, future events or otherwise.

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